SELIGMAN CASH MANAGEMENT FUND, INC.

ARTICLES OF AMENDMENT

Seligman Cash Management Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”) and registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The total number of shares of capital stock of all classes of the Corporation, which the Corporation has authority to issue, is 1,400,000,000 shares, which were previously classified by the Board of Directors of the Corporation into six classes designated as Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Class I Common Stock and Class R Common Stock. The number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Class I Common Stock and Class R Common Stock of the Corporation each consists of the sum of x and y, where x equals the issued and outstanding shares of such class and y equals one-sixth of the authorized but unissued shares of Common Stock of all classes; provided that at all times the aggregate authorized, issued and outstanding shares of Class A, Class B, Class C, Class D, Class I and Class R Common Stock of the Corporation may not exceed the authorized number of shares of Common Stock of the Corporation; and, in the event application of the formula above results, at any time, in fractional shares, the applicable number of authorized shares of each class shall be rounded down to the nearest whole number of shares of such class.

SECOND: The name of the authorized shares of Class C Common Stock, including those issued and outstanding and those authorized but unissued, is changed to Class C2 Common Stock, effective at 5:00 p.m. Eastern Daylight Time on May 16, 2008.

THIRD: The name of the authorized shares of Class D Common Stock, including those issued and outstanding and those authorized but unissued, is changed to Class C Common Stock, effective at 5:01 p.m. Eastern Daylight Time on May 16, 2008.

FOURTH: The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the Class C Common Stock and the Class D Common Stock are not changed by the foregoing name changes.

FIFTH: The foregoing name changes have been approved by a majority of the entire Board of Directors of the Corporation pursuant to § 2-605(a)(2) of the General Corporation Law of the State of Maryland (the “MD GCL”), and they are limited to a change expressly authorized by such section to be made without action by the stockholders.

IN WITNESS WHEREOF, SELIGMAN CASH MANAGEMENT FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary, and each of said officers of the Corporation has also acknowledged these Articles of Amendment to be the corporate act of the Corporation and has stated under penalties of perjury that to the best of his knowledge, information and belief that the matters and facts set forth with respect to approval are true in all material respects, all on May 16, 2008.

SELIGMAN CASH MANAGEMENT FUND, INC.

By:
Brian T. Zino, President

Witness:

Frank J. Nasta, Secretary